Exhibit 99.2

Wells Real Estate Fund X, L.P. Fact Sheet	X

DATA AS OF SEPTEMBER 30, 2011

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 9/30/2011	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	48%	12/10/1996	$8,137,994	3/15/2005	$12,000,000	$5,647,340
Avaya	SOLD	48%	6/24/1998	$5,512,472	10/15/2010	$5,300,000	$2,476,772
Cort	SOLD	33%	7/31/1998	$6,566,430	9/11/2003	$5,770,000	$1,818,114
47300 Kato Road	SOLD	13%	7/21/1998	$8,983,110	8/25/2011	$3,824,553	$457,254
360 Interlocken Boulevard	SOLD	48%	3/20/1998	$8,567,344	6/2/2011	$9,150,000	$4,211,550
Iomega	SOLD	48%	4/1/1998	$5,934,250	1/31/2007	$4,867,000	$2,271,890
1315 West Century Drive	SOLD	48%	2/13/1998	$10,361,070	12/22/2006	$8,325,000	$3,908,217

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization, or impairments incurred over our ownership period, as applicable.

FUND FEATURES

OFFERING DATES	December 1996 - December 1997
PRICE PER UNIT	$10
A/B STRUCTURE	A's - Cash available for distribution up to 10% Preferred B's - Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	78% to 22%
AMOUNT RAISED	$27,128,912

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-Q for the period ended September 30, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund X is in the disposition-and-liquidation phase of its life cycle. We are very pleased to report that we have now sold all of the assets in the Fund, with the closing of 47300 Kato Road in the third quarter. This marks the conclusion of this investment program, originally launched in 1996, bringing it full cycle.
We have completed the distribution of net sale proceeds to the limited partners in November 2011 totaling $5.8 million from the sales of the Avaya Building and the 360 Interlocken Boulevard property. Over the course of the remainder of the year, we will be concluding all of the Fund's activities and liquidating the partnership. The remaining net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in December 2011.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.
Continued on reverse

Wells Real Estate Fund X, L.P. Fact Sheet	X

DATA AS OF SEPTEMBER 30, 2011
Property Summary

•
The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $5,647,340 were allocated to the Fund, and $4,066,886 of these proceeds was included in the November 2005 distribution. The remaining proceeds of $1,580,454 were included in the net sale proceeds distribution in August 2007.

•
The Avaya building was sold on October 15, 2010, and net sale proceeds of $2,476,772 were allocated to the Fund. Subsequently, $750,440 of these proceeds was used to fund the Partnership's pro-rata share of the 360 Interlocken building leasing costs and portfolio-level operations. The remaining proceeds were distributed in November 2011.

•
The Cort building was sold on September 11, 2003, and net sale proceeds of $1,818,114 were allocated to the Fund. Of these proceeds, $1,035,000 was distributed in November 2004. The remaining $783,114 was included in the November 2005 distribution.

•
The 47300 Kato Road property was sold on August 25, 2011, and net sale proceeds of $457,254 were allocated to the Fund. The net sale proceeds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

•
The 360 Interlocken Boulevard property was sold on June 2, 2011, and net sale proceeds of $4,211,550 were allocated to the Fund. Of that amount, $4,073,668 was distributed in November 2011, and the balance of the funds have been reserved to fund the expenses and obligations of the Fund associated with its final dissolution.

•
The Iomega building was sold on January 31, 2007, and net sale proceeds of $2,271,890 were allocated to the Fund. Of these proceeds, $1,611,330 was distributed in August 2007, and $660,560 was used to fund portfolio-level operations and the Partnership's pro-rata share of the 360 Interlocken building leasing costs.

•	The 1315 West Century Drive building was sold on December 22, 2006. Net sale proceeds of $3,908,217 were allocated to the Fund and were included in the net sale proceeds distribution in August 2007.
For a more detailed quarterly financial report, please refer to Fund X’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/10(3)
PER "A" UNIT	$10	$6.67	N/A	$5.92	$2.26
PER "B" UNIT	$10	$0.00	$0.45	$11.95	$2.30

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)
This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2011 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	Reserved	Reserved	Reserved
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	2.25%	Reserved	Reserved	Reserved	0.56%
2007	3.50%	3.50%	3.50%	2.25%	3.19%
2006	3.00%	3.00%	2.75%	2.75%	2.88%
2005	4.50%	2.50%	Reserved	3.00%	2.50%
2004	6.75%	4.50%	Reserved	2.00%	3.31%
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2010	2009	2008	2007	2006	2005
0.00%	0.00%	0.00%	-25.58%**	0.01%	-52.34**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFSI1109-0607-10 © 2011 Wells Real Estate Funds